CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-210186 on Form N-1A of our report dated October 21, 2025, relating to the financial statements and financial highlights of First Trust Active Factor Large Cap Growth ETF (formerly First Trust Multi-Manager Large Growth ETF), a series of the First Trust Exchange-Traded Fund VIII, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund VIII for the year ended August 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 4, 2026